EMPLOYMENT AGREEMENT


     This Employment Agreement dated effective as of January __, 1999, is made and entered into by and between Jitney-Jungle Stores of America, Inc., a Mississippi corporation
(the "Company"), and Richard D. Coleman (the
"Executive"), an individual residing at 5005 Garrick Court, Tampa, Florida 33624.


				  RECITALS


     The Company desires to employ the Executive in the business operated by the Company, according to the terms, covenants and conditions hereinafter set forth.

     NOW, THEREFORE, the Company and the Executive hereto agree as follows:

     1. Employment and Duties. Subject to the terms hereof, the Company employs Executive as Chief Financial
Officer and Executive Vice President of the Company and in such capacities with its affiliates and subsidiaries as the Company shall designate, with such duties as are commensurate and normally associated with the position of Chief Financial Officer, subject to the direction of the Company's Chief Executive Officer and Board of Directors. Executive accepts such employment and agrees to devote substantially his entire professional time, attention and energies to the business of the Company and to perform such additional responsibilities and duties consistent with his position as provided in the Bylaws and as may be assigned to him from time to time by the Board of Directors. Executive shall work at the principal office of the Company located in or near the Jackson, Mississippi metropolitan area or at such other location in or near the Jackson, Mississippi metropolitan area as the Board of Directors, in its discretion, may select.

     2. Extent of Services. Executive shall devote substantially all his working time (during normal business hours) and attention (other than during any illness and vacations) and give his good faith efforts, skills and abilities to the management and operations of the Company; it being understood and agreed that Executive shall be permitted to manage his own personal affairs and serve as director or officer of any trade association, civic, corporate, educational or charitable organization or governmental entity, provided that Executive's service does not materially interfere with Executive's performance of his duties hereunder. Notwithstanding the above, the Executive shall not be required to perform any duties or responsibilities which would be likely to result in non-compliance with or violation of any applicable law or regulation.

     3. Term. The initial term of this Agreement shall commence as of the effective date hereof and, unless earlier terminated pursuant to Section 8, shall continue thereafter until the earliest of (a) December 31, 1999, (b) until terminated by either party upon the giving of at least thirty (30) days' advance written notice, or (c) the day following the consummation of a transaction giving rise to a Change of Control Event (as defined in Section 8(e) of the Agreement).

     4.      Compensation.  Executive's compensation
under this Agreement shall be as follows:


	     (a)     Base Salary.  Company shall pay
     Executive a base salary ("Base Salary") at a rate of no less than $200,000.00 per year from the date hereof.
     The Base Salary shall be inclusive of all compensation for any services Executive may be elected or selected to perform (i) as a member of the Board of Directors of the Company and/or any of its affiliates and subsidiaries, or
     (ii) as a member of any appointed committees of such Boards of Directors, including the Executive Committee. Executive's Base Salary shall be paid in installments in accordance with the Company's normal payment schedule for its senior management. All payments shall be subject to the deduction of payroll taxes and similar assessments as required by law.

	     (b) Bonus. In addition to the Base Salary, Executive shall be paid on December 31, 1999 a cash bonus of $300,000.00 provided any of the following occur: (i) Executive remains employed with Company as the Chief Financial Officer through December 31, 1999; (ii) the Company terminates this Agreement without Cause (as hereinafter defined); or (iii) the Executive terminates this Agreement for Good Reason
     (as hereinafter defined).

     5.      Fringe Benefits.

	     (a)     The Company agrees to furnish an
     automobile to Executive and to make such automobile available for the Executive's exclusive use during the period of his employment with the Company. All maintenance, taxes and other operating costs shall be paid by the Company, subject to appropriate withholding requirements.

	     (b) The Company shall also make available to Executive those benefits which are made available to the executive officers of the Company as a group, which benefits currently include, without limitation, 401(k) plans, profit sharing plans, and health, dental, and disability insurance.

	     (c)     The Company shall also furnish
     Executive with suitable living arrangements in Jackson, Mississippi.


     6. Vacation. Executive shall be entitled to take three weeks of paid vacation during each fiscal year in which he is employed. Accrued but unused vacation shall be carried over only in accordance with the Company's standard policies.

     7. Expense Reimbursement. In addition to the compensation and benefits provided in Sections 4, 5 and 6 hereof, the Company shall, upon receipt of appropriate documentation, reimburse Executive for his reasonable travel, lodging, entertainment, and other ordinary and necessary business expenses incurred in the course of his duties on behalf of the Company, including weekly travel to and from Executive's home in Tampa, Florida.

     8.      Termination of Employment.

	     (a) Either party may terminate Executive's employment under this Agreement for any reason by giving thirty (30) days' written notice to the other party. In the event of a termination by the Company, the Company may elect that the Executive cease all services and leave the premises immediately. Following the termination of Executive's employment for any reason, Executive shall remain entitled to (i) the portion of his Base Salary then due through the date of such termination, (ii) reimbursement for any reimbursable expenses incurred by Executive prior to such termination and (iii) all benefits which are accrued, vested and earned up to the termination date under the terms of any existing benefit plan of the Company, such as the vested balance of Executive's account under any retirement or deferred compensation plan and any benefits which are legally required to be provided after termination, such as COBRA benefits. If the Company terminates Executive's employment without Cause pursuant to this Section 8(a) or if the Executive resigns at the request (without Cause) of the Board of Directors or terminates his employment for Good Reason, Executive shall be paid, in addition to any amounts described in the preceding sentence, an amount equal to the sum of (x) the balance of the Base Salary that otherwise would be paid through December 31, 1999, plus (y) the bonus to which Executive would be entitled pursuant to Section 4(b) of this Agreement. The
     Executive shall continue to receive all benefits under the health benefit plans, practices, policies and programs provided by the Company to the extent applicable generally to other peer executives of the Company through the earlier of December 31, 1999, or until the date Executive becomes re-employed with another employer and is eligible to receive medical or other welfare benefits under another employer provided plan.
     All cash severance compensation amounts owed pursuant to this Section 8(a) shall be paid through December 31, 1999 following the effective date of Executive's termination in the normal payment schedule as if Executive remained employed except that the bonus deemed earned by Executive on the date of termination specified above in this Section 8(a) shall be paid in a lump sum within thirty (30) days following the effective date of Executive's termination. If Executive notifies the Company of his intention to terminate his employment pursuant to this Section 8(a) for any reason, the Company shall have the right to accelerate the date of termination to a date on or after the date of Executive's notice. The Executive's termination of employment is deemed for "Good Reason," if any of the following occurs without the Executive's written consent: (i) the assignment to Executive of any duties materially inconsistent with, or the substantial reduction of powers or functions associated with, his positions, duties, responsibilities and status with the Company
     (other than changes in reporting or management responsibilities required by applicable federal or state law); (ii) a reduction by the Company of Executive's salary or a material reduction in other benefits taken as a whole (except to the extent such benefits are no longer generally available to members of management of the Company), except in connection with the termination of such Executive's employment by the Company for Cause (it being understood that failure to receive bonus payments at the same level as in prior years or periods shall not be deemed to be a reduction in salary); (iii) a change in Executive's principal work location, except for required travel on the Company's business; or (iv) the willful and continuing failure by the Company substantially to perform its obligations under this Agreement; provided, however, "Good Reason" shall not be deemed to exist hereunder unless the Company shall have failed to cure any breach or nonperformance within thirty (30) days after receipt by the Company of written notice thereof from the Executive, which notice shall be given by Executive promptly and in any event within fifteen (15) days after any event that the Executive believes constitutes "Good Reason." It is hereby expressly acknowledged that the foregoing definition of "Good Reason" shall be effective solely for purposes of this Agreement and shall not be applicable to any other agreement or understanding between Executive and the Company. "Cause" when used in connection with the termination of Executive's employment with the Company, means (A) act or acts of dishonesty or conviction of a felony by Executive;
     provided acts of "dishonesty" shall not extend to expense account items to the extent the items involved are nominal and any error is attributable to carelessness or committed in good faith within reasonable interpretation of the Company's policies, (B) failure by the Executive in any material respect as to his obligations, services or duties hereunder, which determination shall be made by the Board of Directors of the Company acting in good faith; provided, however, "Cause" shall not be deemed to exist hereunder unless the Executive shall have failed to cure any such breach or nonperformance within thirty (30) days after receipt by the Executive of written notice thereof from the Company, (C) willful and deliberate violations of Executive's obligations (whether such obligations are designated by the Board of Directors or are set forth herein) to the Company that result in material injury to the Company and (D) misappropriation or embezzlement of any funds or property of the Company by the Executive. For purposes of this definition of Cause, no act or failure to act, shall be considered "willful" unless done, or omitted to be done, (1) in bad faith and without reasonable belief that the action or omission was in the best interest of the Company or, (2) in the event the direction of the Board of Directors is unclear, without the reasonable belief that the action or omission was in the best interest of the Company. In the event that there is a disagreement regarding the existence of Good Reason or Cause (other than for conviction of a felony), either party may submit such disagreement to arbitration under the rules of the American Arbitration Association or such other procedure as the parties may agree. The ruling of the arbitration shall be final and binding on both parties.
     The Company and the Executive shall each pay their own arbitration costs unless the arbitrator's award determines otherwise, in which case such costs, expenses, and fees shall be paid in accordance with the arbitrator's award. The arbitration proceeding shall be conducted in Atlanta, Georgia.

	     (b)     Notwithstanding anything to the
     contrary in Section 8(a), the Company may terminate
     Executive's employment, effective immediately upon written notice to Executive or on any other dates specified in such notice, for Cause. Termination by the Company of Executive's employment for any other reason shall be deemed for the purposes of this Agreement to be without Cause.


	     (c)     Executive's employment hereunder
     shall terminate immediately upon his death or disability except as to any right which Executive's estate or dependents may have under COBRA or any other federal or state law or which are derived independent of this Agreement by reason of his participation in any plan maintained by the Company. For purposes of this
     Section 8(c), Executive shall be deemed to be disabled if, on account of illness or other incapacity, he has been unable to perform his duties for seventy-five (75) consecutive days and, in the good faith judgment of the Board of Directors, will be unable to perform his duties hereunder for a period of twelve (12) consecutive months. The Company shall continue to pay Executive his base salary and other employment benefits hereunder prior to the termination by the Board of Directors pursuant to this Section 8(c) even though Executive is disabled during that period of time.

	     (d)     Severance payments due under Section
     8(a) shall be paid when due regardless whether
     Executive accepts employment with a new employer.

	     (e)     In the event (x) a Change of Control
     Event occurs prior to the later of (i) December 31, 1999, or (ii) the date that is six (6) months after the termination of Executive's employment, and (y) at the time of the Change of Control Event the Executive's employment has not been terminated by the Company for Cause or the Executive has not terminated his employment without Good Reason, the Company agrees to pay to Executive a transaction bonus in the sum set forth on Schedule "A" less the bonus paid or payable to Executive, if any, pursuant to Section 4(b) above (the
     "Transaction Bonus"). For purposes of this Agreement, the term "Change of Control Event" shall mean the first to occur of any of the following events:


		     (i)  the entry by the Company
			  or any of its shareholders
			  into a binding agreement to
			  effect any transaction or
			  series of related transactions
			  (including, but not limited
			  to, any tender officer,
			  exchange offer, merger or
			  other business combination
			  or other similar transaction),
			  the result of which is that
			  less than a majority of the
			  combined voting power of
			  the then outstanding
			  securities of the Company,
			  or any successor to the
			  Company resulting from
			  such transaction or series of
			  related transactions, would
			  be held in the aggregate by
			  holders of the Company's
			  securities immediately prior
			  to such transaction or the
			  beginning of the series of
			  related transactions; or

		    (ii)  the entry by the Company
			  into a binding agreement to
			  sell, lease, exchange or
			  otherwise transfer (in one
			  transaction or a series of
			  related transactions) all or
			  substantially all of the assets
			  of the Company.


	     The Transaction Bonus to which Executive is entitled pursuant to this Section 8(e) shall be due and payable in a lump sum on the closing of the transaction giving rise to the Change in Control Event. Notwithstanding anything herein to the contrary, however, the provisions of this Section 8(e) shall not be effective, and shall be of no force or effect, unless and until such provisions are approved by the separate vote of the holders of more than seventy five percent (75%) of the voting power of all of the outstanding stock of the Company.


	     (f)     Excess Parachute Payments.  In the
     event that any payment to be received by Executive hereunder would be subject to an excise tax pursuant to
     Section 4999 of the Code, whether in whole or in part, as a result of being an "excess parachute payment" within the meaning of such term in Section 280G(b) of the Internal Revenue Code, then the amount payable under this Agreement shall be reduced (if necessary) to an amount that results in the greatest after-tax proceeds to Executive.


     9. Confidentiality. From and after the date hereof, Executive shall, and shall cause his affiliates and representatives to, keep confidential and not disclose to any other person or use for his own benefit or the benefit of any other person any trade secrets or other confidential proprietary information in his or their possession or control regarding the Company or its affiliates or their respective businesses and operations. The obligation of Executive under this Section 9 shall not apply to information which (i) is or becomes generally available to the public without breach of the commitment provided for in this Section; or (ii) is required to be disclosed by law, order or regulation of a court or tribunal or governmental authority; provided, however, that, in any such case, Executive shall notify the Company as early as reasonably practicable prior to disclosure to allow the Company to take appropriate measures to preserve the confidentiality of such information.

     10. Competition; Solicitation. Executive hereby agrees that during the Term he will not, unless authorized in writing to do so by the Company, (a) directly or indirectly own, manage, operate, join, control or participate in the ownership, management, operation or control of, or be employed or otherwise connected in any substantial manner with any business which directly or indirectly competes to a material extent with any line of business of the Company or its subsidiaries;
provided, that nothing in this Agreement shall prohibit Executive from acquiring up to 2% of any class of outstanding equity securities of any corporation whose equity securities are regularly traded on a national securities exchange or in the "over-the-counter market"; (b) recruit any employee of the Company or solicit or induce, or attempt to solicit or induce, any employee of the Company to terminate his or her employment with, or otherwise cease his or her relationship with, the Company; or (c) solicit, divert or take away, or attempt to solicit, divert or to take away, the business or patronage of any of the clients, customers or accounts as prospective clients, customers or accounts, of the Company. Provided that the Company pays the Executive (i) the severance payment due to Executive in accordance with Section 8(a) hereof or, (ii) an amount equal to the Section 8(a) severance payment within thirty (30) days following the effective date of Executive's termination, the covenants contained in the preceding sentence regarding competition and solicitation shall extend for a period of one year from the termination or expiration of the Term in consideration for such payment. For purposes of the post-termination covenants under this Section 10, the restriction shall be limited to the geographic area in which the Company conducts business as of the day immediately prior to the date of termination of Executive's employment or the Change of Control Event, whichever is earlier.

      11. Equitable Relief. The Company and Executive confirm that the restrictions contained in Sections hereof are, in view of the nature of the business of the Company, reasonable and necessary to protect the legitimate interests of the Company and that any violation of any provision of Sections will result in irreparable injury to the Company. Executive hereby agrees that, in the event of any breach or threatened breach of the terms or conditions of this Agreement by Executive, the Company's remedies at law will be inadequate and, in any such event, the Company shall be entitled to commence an action for preliminary and permanent injunctive relief and other equitable relief in any court of competent jurisdiction.

      12. Indemnity. The Company agrees to indemnify Executive against all costs, charges and expenses incurred or sustained by Executive in connection with any action, suit or proceeding to which he may be a party by reason of being or having been a director, officer or employee at the request of the Company to the fullest extent permitted by applicable law.

      13. Amendment. This Agreement contains and its terms constitute the entire Agreement of the parties and supersedes all prior Agreements regarding employment, and may be amended only by a written document signed by both parties to this Agreement

      14.     Governing Law. This Agreement shall be
governed by the laws of the State of Mississippi. The parties hereby irrevocably consent to, and waive any objection to the exercise of, personal jurisdiction by the state and federal courts located in the State of Mississippi with respect to any action or proceeding arising out of this Agreement.

      15. Attorneys' Fees. The Company agrees to pay, to the full extent permitted by law, all legal fees and expenses which the Executive may reasonably incur as a result of any contest (only to the extent the Executive prevails in the outcome thereof) by the Company of the validity or enforceability of, or liability under, any provision of this Agreement (including as a result of any contest by the Executive about the amount of any payment pursuant to this Agreement).

      16. Severability. Should any provision hereof be deemed, for any reason whatsoever, to be invalid or inoperative, that provision shall be deemed severable and shall not affect the force and validity of all other provisions of this Agreement.

      17. Survival. All provisions which may reasonably be interpreted or construed to survive the expiration or termination of this Agreement shall survive the expiration or termination of this Agreement.

      18. Notices. Any notice, request or instruction to be given hereunder shall be in writing and shall be deemed given when personally delivered or three (3) days after being sent by certified mail, postage prepaid, to the other party at such party's address set forth below.

      IF TO EXECUTIVE:

	    Richard D. Coleman
	    c/o Jitney-Jungle Stores of America, Inc.
	    P. O. Box 3409
	    Jackson, Mississippi  39207-3409


      IF TO COMPANY:

	    Jitney-Jungle Stores of America, Inc.
	    P. O. Box 3409
	    Jackson, Mississippi  39207-3409
	    Attention: Michael E. Julian

	    with a copy to:

	    Bruckmann, Rosser, Sherrill & Co., Inc.
	    126 East 56th Street, 29th Floor
	    New York, New York  10022
	    Attention:  Harold O. Rosser II


Each party may change the address to which notices from the other party are to be sent by notifying such party of its new address in accordance with this Section 18.

      19. Waiver. No waiver of any condition, obligation or term hereof shall constitute a waiver of any other or a waiver of a subsequent right to demand strict compliance with all conditions, obligations and terms hereof.

      20. Successors. This Agreement, including the documents and instruments referred to herein, shall inure to the benefit of and be binding upon and enforceable against the heirs, legal representatives, successors, and assigns of the parties hereto.

      21. Delegation of Duties. Executive may not delegate or assign any of his duties or obligations hereunder. With the exception of assigning duties to the Executive relating to the business of the affiliates or any subsidiaries of the Company and with the exception of an assignment to any acquiror in connection with (i) an acquisition of 50% or more of the Company's voting stock, (ii) a merger or consolidation of the Company resulting in the holders of the Company's voting stock immediately prior to such transaction holding less than 50% of the total voting common stock of the surviving corporation after such termination or (iii) a sale or exchange of all or substantially all of the property or assets of the Company, the Company shall have no right to assign this Agreement without Executive's written consent.

      22. Partial Invalidity. If any provision in this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions shall, nevertheless, continue in full force and without being impaired or invalidated in any way.

      23. Entire Agreement. This Agreement contains the entire agreement between the parties hereto with respect to the transactions contemplated hereby and supersedes all prior arrangements or understandings with respect thereto.

      Executed as of the day and year first above written.

			    JITNEY-JUNGLE STORES OF AMERICA, INC.
			    ("Company")


			    By:
				   Name:
				   Title:







			    RICHARD D. COLEMAN
			    ("Executive")




				SCHEDULE "A"


Executive shall be paid the sum indicated in Column A (less the bonus paid, if any, pursuant to Section 4(b) of the Employment Agreement) if the common stock shareholders receive the net purchase price in cash or marketable securities for all common shares (the "Equity Value") of the amounts listed in Column B.

       A ($000)                                B ($mm)
       ***                                      ***
       ***                                      ***
       ***                                      ***
       ***                                      ***
       ***                                      ***
       ***                                      ***
       ***                                      ***
       ***                                      ***
       ***                                      ***
       ***                                      ***
       ***                                      ***
       ***                                      ***
       ***                                      ***
       ***                                      ***
       ***                                      ***
       ***                                      ***
       ***                                      ***



	To the extent the Equity Value paid shareholders exceeds an identified level in Column B, the payment specified in Column A shall be adjusted pro rata. For example, if the Equity Value is ***, the payment under Column A would be *** (***).

	In the event that a Change of Control Event occurs and the Equity Value is less than ***, Executive shall still be entitled to a payment of *** less any bonus paid pursuant to Section 4(b). In no event shall the payment calculated pursuant to Schedule "A" exceed ***.
***     This information has been omitted and filed separately with the Securities and Exchange Commission and is subject to a confidential treatment request with respect thereto.